Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 13th day of November 2017 (the “Start Date”), by and between John Camello (the “Executive”), and Nexxis Inc., a Nevada corporation, currently headquartered at 68 South Service Road, Suite 100, Melville, New York 11747 (the “Company”) and Data Storage Corporation (“Data Storage Corporation”), a Nevada Corporation, currently headquartered at 68 South Service Road, Suite 100, Melville, New York 11747.

W I T N E S S E T H:

WHEREAS, the Company is a telecommunications company focused on providing Voice and Data Services (the “Business”); and

WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, on the terms and conditions set forth in the Agreement;

NOW, THEREFORE, in consideration of the foregoing, Executive’s employment by the Company as provided herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Employment.

(A) The Company employs Executive, and Executive accepts employment with the Company, as the Company’s President, upon the terms and conditions set forth in the Agreement. Executive shall report to the CEO and Board of Directors of the Company. As more fully set forth below, Executive shall (1) devote all of his working time, attention, and energy, using commercially reasonable efforts, to perform his duties and provide his services under the Agreement; (2) faithfully and competently serve and further the interests of the Company in every lawful way, giving honest, diligent, loyal, and cooperative service to the Company; (3) discharge all such duties and perform all such services as aforesaid in a timely manner; and (4) comply with all lawful policies which from time to time may be in effect at the Company or that the Company adopts. Executive’s duties to the Company are more fully described on Exhibit A attached hereto.

(B) Except for business travel by the Executive that may from time to time be necessary or advisable on behalf of the Company, the Executive will provide his services at the Company’s office of a minimum of five employees located within 20 miles of Melville, New York, 11747 (the “Office”).

2.	Conflicts of Interest. Executive represents, warrants and agrees that prior to the execution of this Agreement he has been engaged in providing services similar to those of the Company, however, Executive represents, warrants and agrees that upon the Start Date he shall not be engaged in providing services similar to those of the Company, nor shall he during the Term (as defined below) enter into, any employment or agency relationship or agreement with any third party whose interests would be reasonably expected to conflict with those of the Company. Executive further represents, warrants and agrees that he does not presently, nor shall he, during the Term, possess any significant interest, directly or indirectly, including through Executive’s family or through businesses, organizations, trusts, or other entities owned or controlled by Executive, in any third party whose interests would be reasonably expected to conflict with those of the Company. Executive will not engage in any other employment, consulting, or other business activity in conflict with the Company without the prior written consent of the Board of Directors, but Executive may, with written notice to the Board of Directors, (i) serve on the boards of directors of, or in an advisory capacity to charitable organizations and not-for-profit corporations, (ii) serve on the boards of directors of companies which Executive currently serves on as of the date of this Agreement and (iii) may pursue passive investments, provided that such activities do not unreasonably interfere with Executive’s duties and responsibilities to the Company or create an actual or apparent conflict of interest with the Company. Without limiting the generality of the foregoing, Executive also represents, warrants, and agrees that:

(A) except for the non-compete obligation with Executive’s previous employer, CenturyLink, which obligation expires on December 16, 2017, Executive is not subject to any agreement, including any confidentiality, non-competition or non-solicitation agreement, invention assignment agreement, or other restrictive agreement or covenant, whether oral or written, that would in any way restrict or prohibit his ability to enter into and execute the Agreement, perform his duties and responsibilities and provide his services under the Agreement, or abide by policies of the Company;

(B) he has respected and at all times in the future will continue to respect the rights of his previous employers in trade secret and confidential information;

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(C) the information Executive supplied to the Company in connection with Executive’s application for employment with the Company is true, correct and complete; and

(D) without in any way limiting the Executive’s duty of loyalty to the Company, so long as the Executive remains employed by the Company, any and all business opportunities in the Business from whatever source that the Executive may receive or otherwise become aware of through any means shall belong to the Company, and unless the Company specifically, after full disclosure by the Executive of each and any such opportunity, waives its right in writing, the Company shall have the sole right to act upon any of such business opportunities as the Company deems advisable.

3.	Compensation. Subject to the terms and conditions of the Agreement, as compensation for Executive’s services performed pursuant to the Agreement, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, the compensation as set forth on Exhibit B attached hereto during the Term.

4.	Business Expenses. The Company will reimburse Executive, or cause Executive to be reimbursed, for the ordinary and necessary business expenses incurred by Executive in accordance with the current executive policies of Data Storage Corporation and applicable tax laws, subject to Executive obtaining the prior written approval of the Company’s CEO for the Company’s Business Plan and Budget as set forth in Exhibit A.

5.     Term; Termination.

(A) The term (“Term”) of the Agreement shall commence on the Start Date and shall continue through the third anniversary of the Start Date; provided, however, that the Company may terminate the Agreement (the “Benchmark Termination”) at any time after the second anniversary of the Start Date if those certain Benchmarks, as defined in Section G of Exhibit B attached hereto, have not been fully achieved by the Company as of the second anniversary of the Start Date. Following the Benchmark Termination, the Company shall be relieved of its obligations to compensate Executive under this Agreement and Executive shall not be entitled to receive any other compensation, payments, benefits or severance amounts from the Company under this Agreement, notwithstanding the below additional terms of this Section 5.

Unless sooner terminated, the Term shall automatically renew for additional one (1) year periods unless the Company or the Executive provides written notice to the other party of its intention to terminate the Agreement no less than 60-days prior to the expiration of the then current Term. Executive may terminate the Agreement for Good Reason (as defined below) at any time upon 60 days’ written notice to Company, provided the Good Reason has not been cured within such period of time (if reasonably capable of being cured). The Company may terminate its employment of Executive under the Agreement for Cause (as defined below) at any time by written notice to Executive.

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(B) As used in the Agreement, the term “Good Reason” shall mean any reduction in his then-current Salary; Company’s failure to pay or provide required Salary; the relocation of Executive’s principal office location to an area outside of a twenty (20) mile radius of Melville, New York; any material reduction or diminution in Executive’s authorities, duties, or responsibilities with the Company; a material reduction of Executive’s employment benefits; material acts or conduct on the part of the Company or its officers and representatives that are designed to force the resignation of Executive or prevent Executive from performing his duties and responsibilities pursuant to this Agreement; the voluntary or involuntary dissolution of Company; the filing of a petition in bankruptcy by Company or upon an assignment for the benefit of creditors of the assets of Company; or a material breach of the provisions of the Agreement by the Company.

(C) As used in the Agreement, the term “Cause” shall mean any of the following:

(i)	the Executive’s intentional falsification of records or results of the Company; the Executive’s theft or embezzlement of money or material property of the Company; the Executive’s perpetration or attempted perpetration of fraud, or the Executive’s participation in a fraud or attempted fraud, on the Company; Executive’s violation of the laws and regulations prohibiting insider trading, including but not limited to disclosing material non-public information concerning the Company to any third party who is not an officer or director of the Company; or the Executive’s misappropriation of any material tangible or intangible assets or property of the Company;

(ii)	any act or omission by the Executive that constitutes a breach of the duty of loyalty to the Company, including but not limited to any undisclosed conflict of interest or material breach of the representations in Section 2 hereof or of any written conflict of interest policy of the Company in effect at the time the conduct occurs;

(iii)	the Executive’s conviction of or plea of no contest to a felony (not including traffic violations); the Executive’s commission of an act of moral turpitude that would be reasonably expected to, or that does, damage the reputation of the Company or materially undermines the Executive’s ability to lead the Company as its President; or the Executive’s sexual or other prohibited harassment of, or prohibited discrimination against, any employee of the Company;

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(iv)	if Executive uses controlled substances or abuses alcohol that adversely affects or interferes with the Executive’s performance for the Company;

(v)	the Executive’s refusal or failure to carry out a lawful directive of the Board of Directors that has been communicated to Executive; or

(vi)	a material breach by the Executive of any of the provisions of the Agreement that remains uncured for sixty (60) days after Executive’s receipt of written notice from the Company.

(D) Payments to Executive Upon Termination of the Agreement.

(i) In the event the Agreement is terminated prior to the expiration of the Term by the Company without Cause, the Company shall pay to Executive the amounts set forth in this Section: (a) an amount equal to Executive’s accrued but unpaid Base Salary and earned but unpaid Bonus prior to and including the Termination Date; (b) reimbursement for any reimbursable business expenses incurred in accordance with the Agreement prior to and including the Termination Date; (c) the greater of Executive’s then current Salary or $200,000, which shall be paid in accordance with the Company’s regular payroll cycle for one (1) year after the effective date of such termination; and (d) the continuation of Executive’s medical and other benefits at the Company’s cost and expense for one (1) year after the effective date of such termination. Further, any equity bonus shall vest as set forth under Section 3 of the Agreement.

(ii) In the event the Agreement is terminated prior to the expiration of the Term by the Executive with Good Reason, the Company shall pay to Executive the amounts set forth in this Section: (a) an amount equal to Executive’s accrued but unpaid Base Salary and earned but unpaid Bonus prior to and including the Termination Date; (b) reimbursement for any reimbursable business expenses incurred in accordance with the Agreement prior to and including the Termination Date; (c) the greater of Executive’s then current Salary or $200,000, which shall be paid in accordance with the Company’s regular payroll cycle for one (1) year after the effective date of such termination; and (d) the continuation of Executive’s medical and other benefits at the Company’s cost and expense for one (1) year after the effective date of such termination. Further, any equity bonus shall vest as set forth under Section 3 of the Agreement.

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(iii) In the event the Agreement is terminated prior to the expiration of the Term by the Company for Cause, the Company shall pay to Executive the amounts set forth in this Section: (a) accrued but unpaid Salary and earned but unpaid Bonus prior to and including the Termination Date; and (b) reimbursement for any reimbursable business expenses incurred in accordance with the Agreement prior to and including the Termination Date.

(iv) In the event the Agreement is terminated prior to the expiration of the Term by the Executive without Good Reason, the Company shall pay to Executive the amounts set forth in this Section: (a) accrued but unpaid Salary and earned but unpaid Bonus prior to and including the Termination Date; and (b) reimbursement for any reimbursable business expenses incurred in accordance with the Agreement prior to and including the Termination Date.

(v) In the event the Agreement is terminated prior to the expiration of the Term by the Company due to the Executive’s death or Disability, the Company shall pay to Executive or his heirs, representatives, successors (a) an amount equal to Executive’s accrued but unpaid Base Salary and earned but unpaid Bonus prior to and including the Termination Date; and (b) reimbursement for any reimbursable business expenses incurred in accordance with the Agreement prior to and including the Termination Date. Further, any equity bonus shall vest as set forth under Section 3 of the Agreement.

(vi) Upon expiration of the Term if the Agreement shall not be renewed, the Company shall pay to Executive the amounts set forth in this Section: (a) all of Executive’s accrued but unpaid Base Salary and earned but unpaid Bonus; and (ii) reimbursement for any reimbursable business expenses incurred in accordance with the Agreement prior to and including the end of the Term. The Company’s obligations under this Section shall survive the expiration or sooner termination of the Agreement.

6.	Use. By signing the Agreement, Executive grants the Company and its agents the right and license, without further compensation to Executive, to use, publish, display and distribute, as often as desired in connection with the businesses of the Company, Executive’s name, biographical information, likeness and any photographs or videos that are taken of Executive during Executive’s employment by the Company or any photographs that Executive supplies to the Company. Executive may inspect and approve such uses of Executive’s name, biography, likeness and photographs and videos, which inspection and approval shall not be unreasonably withheld, delayed, or conditioned.

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7.	Confidential Information. Executive acknowledges and agrees that:

(A)       during the course of Executive’s employment with the Company, Executive will learn about, will develop and help to develop, and will be entrusted in strict confidence with confidential and proprietary information and trade secrets that are owned by the Company and that are not available to the general public or the Company’s competitors, including (1) its business operations, finances, balance sheets, financial projections, tax information, accounting systems, value of properties, internal governance, structures, plans (including strategic plans and marketing plans), shareholders, directors, officers, employees, contracts, client characteristics, idiosyncrasies, identities, needs, and credit histories, referral sources, suppliers, development, acquisition, and sale opportunities, employment, personnel, and compensation records and programs, confidential planning and/or policy matters, and/or other matters and materials belonging to or relating to the internal affairs and/or business of the Company, (2) information that the Company is required to keep confidential in accordance with confidentiality obligations to third parties, (3) communications between the Company, its officers, directors, shareholders, members, partners, or employees, on the one hand, and any attorney retained by the Company for any purpose, or any person retained or employed by such attorney for the purpose of assisting such attorney in his or his representation of the Company, on the other hand, and (4) other matters and materials belonging to or relating to the internal affairs and/or business of the Company, including information recorded on any medium that gives it an opportunity to obtain an advantage over its competitors who do not know or use the same or by which the Company derives actual or potential value from such matter or material not generally being known to other persons or entities who might obtain economic value from its use or disclosure (all of the foregoing being hereinafter collectively referred to as the “Confidential Information”);

(B)        the Company has developed or purchased or will develop or purchase the Confidential Information at substantial expense in a market in which the Company faces intense competitive pressure, and the Company has kept and will keep secret the Confidential Information;

(C)        nothing in the Agreement shall be deemed or construed to limit or take away any rights or remedies the Company may have, at any time, under statute, common law or in equity or as to any of the Confidential Information that constitutes a trade secret under applicable law.

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8.         Confidentiality Covenants. To the extent that Executive developed or had access to Confidential Information before entering into the Agreement, Executive represents and warrants that he has not used for his own benefit or for the benefit of any other person or entity other than the Company, and Executive has not disclosed, directly or indirectly, to any other person or entity, any of the Confidential Information. Unless and until the Confidential Information becomes publicly known through legitimate means or means not involving any act or omission by Executive:

(A)       The Confidential Information is, and at all times shall remain, the sole and exclusive property of the Company;

(B)        except as otherwise permitted by the Agreement, Executive shall use commercially reasonable efforts to guard and protect the Confidential Information from unauthorized disclosure to any other person or entity;

(C)        Executive shall not use for Executive’s own benefit, or for the benefit of any other person or entity other than the Company, and shall not disclose, directly or indirectly, to any other person or entity, any of the Confidential Information; and

(D)        Except in the ordinary course of the Company’s businesses, Executive shall not seek or accept any of the Confidential Information from any former, present, or future employee of any of the Company.

9.         Return of Company Property. Upon the termination of Executive’s employment with the Company for any reason:

(A)       Executive shall not remove from the property of the Company, and shall immediately return to the Company, all documentary or tangible Confidential Information in Executive’s possession, custody, or control and not make or keep any copies, notes, abstracts, summaries, tapes or other record of any type, on any medium, of any of the Confidential Information; and

(B)       Executive shall immediately return to the Company any and all other property belonging to or relating to the Company which has been in Executive’s possession, custody or control, including any and all office keys, file keys, identification cards, security cards, credit cards, computer software and/or hardware, equipment, CD’s, DVD’s, USB devices, Company-business contact lists, client lists, vendor lists, mailing lists, personnel files, business records, correspondence, memoranda, and financial documents, and any material and other property which Executive prepared, or helped to prepare, or to which Executive had access, and any and all copies or recordings of and extracts from any such materials and other property.

10.       Non-Solicitation. Executive agrees that, without the prior express written consent of the Board of Directors, Executive shall not, directly or indirectly, prior to the expiration of one (1) year after Executive ceases to be employed by the Company for any reason, on his own account, or as an employee, consultant, adviser, partner, member, co-venturer, owner, manager, officer, director, or stockholder, of any other person or other entity:

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(A)       with regard to the Business, call on, solicit, or, accept business, or engagement from or provide services to (i) any of the clients of the Company, (ii) prospects in the Company’s database, (iii) customers of the Company, (iv) employees of the Company or (v) distribution channels of the Company who Executive learned or developed Confidential Information regarding, or provided services to on behalf of the Company, at any time during the twelve (12) month period prior to the termination of Executive’s employment with the Company for any reason, unless the Executive can demonstrate that Executive had a previous business relationship in the Business with such party prior to and independent of Executive’s employment with the Company; and

(B)       (i) solicit for employment or engagement any Current Employee (as defined below) of the Company, (ii) hire, employ, or engage any Current Employee of the Company, or (iii) induce or influence, or seek to induce or influence, any Current Employee of the Company to terminate his or her, or its employment or engagement with the Company for any reason. As used in the Agreement, a “Current Employee” is a person who, at the time of the solicitation, employment, engagement, inducement or influence, is employed by the Company, a person who was employed by the Company any time during the twelve (12) months prior to the time in question, or, at the time in question, is employed by a third party and assigned to work more than twenty (20) hours per week for the Company.

11.  Intellectual Property Rights.

(A)       As used in the Agreement, the term “Inventions” means all procedures, systems, formulas, recipes, algorithms, methods, processes, uses, apparatuses, compositions of matter, designs or configurations, computer programs of any kind, discovered, conceived, reduced to practice, developed, made, or produced, or any improvements to them, and shall not be limited to the meaning of “invention” under the United States patent laws. Executive agrees to disclose promptly to the Company any and all Inventions, whether or not patentable and whether or not reduced to practice, conceived, developed, or learned by Executive during the Executive’s employment with the Company or during a period of one hundred eighty (180) days after the effective date of termination of Executive’s employment with the Company for any reason, either alone or jointly with others, which relate to or result from the actual or anticipated business, work, research, investigations, products, or services of the Company, or which result, to any extent, from use of the premises or property of the Company (each a “Company Invention”). Executive acknowledges and agrees that the Company is the sole owner of any and all property rights in all such Company Inventions, including the right to use, sell, assign, license, or otherwise transfer or exploit the Company Inventions, and the right to make such changes in them and the uses thereof as the Company may from time to time determine. Executive agrees to disclose in writing and to assign, and Executive hereby assigns, to the Company, without further consideration, Executive’s entire right, title, and interest (throughout the United States and in all foreign countries) free and clear of all liens and encumbrances, in and to all such Company Inventions, which shall be the sole property of the Company, whether or not patentable. This Section 12 does not apply to any Inventions: (1) for which no equipment, supplies, facility, or Confidential Information of the Company were used; (2) that were developed entirely on Executive’s own time; and (3) that do not relate at the time of conception or reduction to practice to the current business of the Company or its actual or demonstrably anticipated research or development, or which do not result from any work performed by Executive for the Company.

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(B)        Executive acknowledges and agrees that all materials of the Company, including slides, PowerPoint or Keynote presentations, books, pamphlets, handouts, audience participation materials and other data and information pertaining to the business and clients of the Company, either obtained or developed by Executive on behalf of the Company or furnished by the Company to Executive, or to which Executive may have access, shall remain the sole property of the Company and shall not be used by Executive other than for the purpose of performing under the Agreement, unless a majority of the Board of Directors (the “Majority Board”) provides their prior written consent to the contrary.

(C)        Unless the Majority Board otherwise agrees in writing, Executive acknowledges and agrees that all writings and other works which are copyrightable or may be copyrighted (including computer programs) which are related to the present or planned businesses of the Company and which are or were prepared by Executive during the Executive’s employment with the Company are, to the maximum extent permitted by law, deemed to be works for hire, with the copyright automatically vesting in the Company. To the extent that such writings and works are not works for hire, Executive hereby disclaims and waives any and all common law, statutory, and “moral” rights in such writings and works, and agrees to assign, and hereby does assign, to the Company all of Executive’s right, title and interest, including copyright, in such writings and works.

(D)       Nothing contained in the Agreement grants, or shall be deemed or construed to grant, Executive any right, title, or interest in any trade names, service marks, or trademarks owned by the Company (all such trade names, service marks, and trademarks being hereinafter collectively referred to as the “Marks”). Executive may use the Marks solely for the purpose of performing his duties under the Agreement. Executive agrees that he shall not use or permit the use of any of the Marks in any other manner whatsoever without the prior written consent of the Majority Board.

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(E)        Executive further agrees to reasonably cooperate with the Company hereafter in obtaining and enforcing patents, copyrights, trademarks, service marks, and other protections of the Company’s rights in and to all Company Inventions, writings and other works. Without limiting the generality of the foregoing, Executive shall, at any time during and after his employment with the Company, at the Company’s reasonable request, execute specific assignments in favor of the Company, or its nominee, of Executive’s interest in any of the Company Inventions, writings or other works covered by the Agreement, as well as execute all papers, render all reasonable assistance, and perform all lawful acts which the Company reasonably considers necessary or advisable for the preparation, filing, prosecution, issuance, procurement, maintenance or enforcement of patents, trademarks, service marks, copyrights and other protections, and any applications for any of the foregoing, of the United States or any foreign country for any Company Inventions, writings or other works, and for the transfer of any interest Executive may have therein. Executive shall execute any and all papers and documents required to vest title in the Company or its nominees in any Company Inventions, writings, other works, patents, trademarks, service marks, copyrights, applications and interests to which the Company is entitled under the Agreement.

12.       Remedies. Without limiting any of the other rights or remedies available to the Company at law or in equity, Executive agrees that any actual or threatened violation of any of the provisions of Sections 8, 9, 10, 11 or 12 may be immediately restrained or enjoined by any court of competent jurisdiction, and that any temporary restraining order or emergency, preliminary, or final injunctions may be issued in any court of competent jurisdiction without notice and without bond. As used in the Agreement, the term “any court of competent jurisdiction” shall include the state and federal courts sitting, or with jurisdiction over actions arising, in Suffolk County, in the State of New York the jurisdiction, venue, and convenient forum of which are hereby expressly CONSENTED TO by Executive and the Company, all objections thereto being expressly WAIVED by Executive and the Company. Notwithstanding anything to the contrary contained in the Agreement, the provisions of Sections 2, 7 through 14 of the Agreement shall survive the termination of the term of Executive’s employment with the Company for any reason.

13.       Independent Covenants. The restrictive covenants and provisions contained in Sections 8, 9,10, 11 and 12 above shall be construed as agreements which are independent of any other provision of the Agreement or any other understanding or agreement between the parties, and the existence of any claim or cause of action of Executive against the Company, of whatsoever nature, shall not constitute a defense to the enforcement by the Company of the covenants contained in the Agreement. Executive agrees to indemnify and hold the Company harmless from and against any and all claims, demands, actions, losses, liabilities, costs, damages and expenses (including reasonable attorneys’ fees and court costs) which the Company suffers, sustains, or incurs solely as a result of, in connection with or arising out of Executive’s material breach of any of the restrictive covenants and provisions contained in Sections 8, 9, 10, 11 and 12 above, or the efforts of the Company to enforce the terms of the Agreement, including the restrictive covenants contained in the Agreement.

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14.       Maximum Enforcement. It is the desire of the parties that the provisions of Sections 8 through 12 of the Agreement be enforced to the fullest extent permissible under the laws and public policies in each jurisdiction in which enforcement might be sought. Accordingly, without in any way limiting the general applicability of Sections 15(G) and 15(I) of the Agreement, if any particular portion of Sections 9, 10, 11, 12, 13 or 14 of the Agreement shall ever be adjudicated as invalid or unenforceable, or if the application thereof to any party or circumstance shall be adjudicated to be prohibited by or invalid under such laws or public policies, such Section or Sections shall be deemed amended to delete therefrom such portion so adjudicated, such deletion to apply only with respect to the operation of such Sections or Sections in the particular jurisdiction so adjudicating on the parties and under the circumstances as to which so adjudicated and only to the minimum extent so required, and the parties shall be deemed to have substituted for such portion deleted words which give the maximum scope permitted under applicable law to such Section or Sections. In the event of litigation between Executive and the Company, Executive undertakes to and shall, upon request of the Company, stipulate in such litigation to any and all of the representations, warranties, and acknowledgments that Executive has made in the Agreement. This Agreement shall be governed by and construed under the laws of the State of New York without regard to principals of conflicts of laws provisions. In the event of any dispute between Company and Executive arising under or pursuant to the terms of this Agreement, or any matters arising under the terms of this Agreement, the same shall be settled only by arbitration through American Arbitration Association located in Suffolk County, New York, in accordance with the Code of Arbitration Procedure published by American Arbitration Association. The determination of the arbitrators shall be final and binding upon Company and Executive and may be enforced in any court of appropriate jurisdiction. The venue shall be in Suffolk County, New York.

15.   Miscellaneous.

(A)       Each party agrees to cooperate with the other and to execute and deliver all such additional documents and instruments, and to take all such other action, as the other party may reasonably request from time to time to effectuate the provisions and purposes of the Agreement.

(B)       Whenever the term “include,” “including,” or “included” is used in the Agreement, it shall mean including without limiting the foregoing. The recitals to the Agreement are, and shall be construed to be, an integral part of the Agreement. Any and all exhibits attached to the Agreement are incorporated by reference and constitute a part of the Agreement as if set forth in the Agreement in their entirety.

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(C)       Except as otherwise provided in the Agreement, all notices, requests, consents, and other communications required or permitted under the Agreement shall be in writing and signed by the party giving notice, and shall be deemed to have been given when hand-delivered by personal delivery, or by Federal Express or similar courier service, or three (3) business days after being deposited in the United States mail, registered or certified mail, with postage prepaid, return receipt requested, addressed as follows:

If to the Company:

68 South Service Road, Suite 100

Melville, New York 11747

If to the Executive:

15 Laurel Lane

Commack, NY 11725

or to such other address as either party may designate for himself or itself by notice given to the other party from time to time in accordance with the provisions of the Agreement.

(D)       The Agreement is personal to the Executive, and the Executive may not assign it or his rights under it. The Company may assign the Agreement, including Executive’s confidentiality and other obligations under Sections 8, 9, 10, 11 and 12 of the Agreement, along with the Company’s rights and remedies contained in Sections 11 through 14 of the Agreement, to any entity controlling, controlled by, or under common control with the Company, or to any entity succeeding to the portion of the business that includes employee’s primary job functions, substantially all of the business of the Company, or substantially all of the assets of the Company. Subject to the foregoing, the Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, personal and legal representatives, successors and assigns.

(E)       No delay on the part of any party in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by any party of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy. The waiver of any breach or condition of the Agreement by either party shall not constitute a precedent in the future enforcement of any of the terms and conditions of the Agreement.

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(F)       The headings of Sections and Subsections contained in the Agreement are merely for convenience of reference and shall not affect the interpretation of any of the provisions of the Agreement. The Agreement is deemed to have been drafted jointly by the parties, and any uncertainty or ambiguity shall not be construed for or against either party as an attribution of drafting to either party. Whenever the context so requires, the singular shall include the plural and vice versa. All words and phrases shall be construed as masculine, feminine or neuter gender, according to the context.

(G)       Whenever possible, each provision of the Agreement shall be construed and interpreted in such a manner as to be effective and valid under applicable law, but if any provision of the Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition without invalidating the remainder of such provision or any other provision of the Agreement or the application of such provision to other parties or circumstances.

(H)       All discussions, correspondence, understandings, and agreements heretofore had or made between the parties relating to its subject matter are superseded by and merged into the Agreement, which alone fully and completely expresses the agreement between the parties relating to its subject matter, and the same is entered into with no party relying upon any statement or representation made by or on behalf of any party not embodied in the Agreement, provided, however, that, any previous requirements that Executive not disclose or use information of or concerning the Company that is confidential shall remain in full force and effect. Any modification of the Agreement may be made only by a written agreement signed by both of the parties to the Agreement.

(I)       The parties acknowledge and agree that the Company is headquartered in Suffolk County, New York. The parties further acknowledge and agree that, to promote uniformity in the interpretation of this and similar agreements, the validity, construction, and enforceability of the Agreement shall be governed in all respects by the internal laws of New York applicable to agreements made and to be performed entirely within New York, without regard to the conflicts of laws principles of New York or any other state.

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(J)       Executive agrees that during and following his employment with the Company he shall promptly advise the Chairman if he is served with a subpoena or other legal process asking for a deposition, testimony, or other statement, or other potential evidence, including documents or things, to be used in connection with any proceeding to which any of the Companies is a party.

(K)       The Executive’s employment is contingent upon and subject to a credit and a criminal background check, educational and employment reference checks, and a leadership profile evaluation, the results of all of which must be satisfactory to the Company before the Executive may become employed with the Company.

(L)       All payments to Executive under the Agreement shall be subject to such deductions for applicable withholding taxes, social security, employee benefits, and the like as required or permitted by applicable law. Executive recognizes and agrees that he may be paid under the Agreement and also employed by a payroll entity affiliated with the Company.

(M)       The Agreement may be executed in any one or more counterparts, each of which shall constitute an original, no other counterpart needing to be produced, and all of which, when taken together, shall constitute but one and the same instrument. For purposes of finalizing the Agreement, the signature of any party on the Agreement, or any amendment hereto, transmitted electronically may be relied upon as if such document were an original document.

(N)       The parties represent and warrant to each other that they have read the Agreement in its entirety, that they understand the terms of the Agreement and understand that the terms of the Agreement are enforceable, that they have had ample opportunity to negotiate with each other with regard to all of its terms, that they have entered into the Agreement freely and voluntarily, that they intend to and shall be legally bound by the Agreement, and that they have full power, right, authority, and competence to enter into and execute the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Executive Employment Agreement as of the date first above written.

NEXXIS INC.

By:	/s/Charles M. Piluso
Name: Charles M. Piluso
Title: Chief Executive Officer

/s/John Camello
John Camello

AGREED AND ACKNOWLEDGED

Data Storage Corporation

By:	/s/Charles M. Piluso
Name: Charles M. Piluso
Title: Chief Executive Officer

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Exhibit A

EXECUTIVE’S DUTIES

Duties of Executive pursuant to the Agreement include, but are not limited to the following:

1.	Executive will be directly responsible for the day-to-day operations and management of the Company;

2.	Executive will negotiate and work with vendors to result in the intended services and ensure the highest levels of quality service;

3.	Executive will establish an agreement with VoIP providers and with other network carriers to provide internet and MPLS network services on a wholesale arrangement;

4.	Executive will establish a vendor contract with a third-party billing and tax company;

5.	Executive will work with equipment manufacturers and distributors of any equipment required by the Company;

6.	Executive will establish competitive pricing;

7.	Executive will create a distribution channel;

8.	Annual Business Plan and Budget.

(i)	Executive, on an annual basis, will draft and prepare the Company’s annual business plan and budget to be approved on an annual basis by the respective Boards of Directors of Data Storage Corporation and the Company.

(ii)	Upon requisite approval of the annual business plan by the respective Boards of Directors of Data Storage Corporation and the Company, an annual budget for the Company will be established by Executive and approved by the respective Boards of Directors of Data Storage Corporation and the Company on an annual basis.

(iii)	The Company’s implementation of its annual business plan shall be measured and assessed by the respective Boards of Directors of Data Storage Corporation and the Company on a monthly basis in a financial and operating review of the Company.

(iv)	The Company’s initial annual business plan shall be delivered by Executive to the respective Boards of Directors of Data Storage Corporation and the Company within 90 days of the Start Date of this Agreement.

(v)	Within 90 days of the Start Date of this Agreement, Data Storage Corporation shall provide to the Company up to an additional $150,000 in capital, over and above Executive’s salary and health benefits, to be utilized by the Company in connection with its business plan during the initial 12 months following the Start Date.

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9.	Executive will submit timely, agreed-to reports and monthly financial and operating reviews; and,

10.	Executive will manage cash flows of the Company’s business.

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Exhibit B

EXECUTIVE COMPENSATION

Subject to the terms and conditions of the Agreement, as compensation for Executive’s services performed pursuant to the Agreement, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, the compensation as set forth below during the term of Executive’s employment with the Company.

(A) Initial Compensation. Commencing on the Start Date, the Executive shall receive monthly distributions comprised of 100% of the adjusted gross profit of the Company (the “Initial Monthly Distributions”), which such Initial Monthly Distributions shall represent the gross profit of the Company minus (1) the total cost of the services (COGS), (2) sales commissions, (3) third party billing and (4) third party tax services. The Executive shall receive the Initial Monthly Distributions until the occurrence of the Threshold Event (as defined below).

(B) Initial Salary. Commencing on the Start Date and throughout the Term, Executive shall receive a salary from Data Storage Corporation in the approximate amount of $46,000 (the “Initial Salary”). In addition to the Initial Salary, Executive will receive access to Data Storage Corporation’s health insurance benefits programs (the “DSC Plan”), under the same terms and conditions of the DSC Plan as offered to all of Data Storage Corporation’s employees executives.

(C) Salary and Compensation Change Upon Threshold Event Achievement. Upon the Executive achieving monthly distributions in the amount of $16,667 per month for three (3) consecutive months (the “Threshold Event”), immediately thereafter (a) the Initial Monthly Distributions will cease being issued to the Executive, (b) the Initial Salary will cease being paid to Executive and (c) Executive will be placed on an annual base salary in the amount of $150,000 (the “Base Salary”). The Base Salary shall commence upon the occurrence of the Threshold Event and shall be payable in periodic equal installments in accordance with the normal payroll practices of the Company, but in no event less often than bi-monthly. The Executive’s Base Salary will be subject to modification during the Executive’s employment in accordance with the Company’s practices, policies, and procedures but will not be reduced without Executive’s agreement.

(D) Equity Awards. Commencing on the Start Date and throughout the Term, Executive shall also be entitled to an issuance of Stock Options (the “Options”) in accordance with the stock incentive plan of Data Storage Corporation. The amount of such Options is being considered by the Board of Directors.

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(E) Management Bonuses. During the Term, the Executive shall be entitled to receive (i) a management bonus comprised of twenty five percent (25%) of the Company’s net profits which are available in free cash flow and trued-up each quarter to be paid on a quarterly basis and (ii) additional compensation as may be granted to the Executive by the Board of Directors, in its sole discretion.

(F)       Executive Bonus. During the Term, the Executive shall be eligible to receive an executive bonus pursuant to which Executive may earn an additional $50,000 per annum (the “Executive Bonus”), which such Executive Bonus may be issued to the Executive in the form of Data Storage Corporation common stock options, cash or a combination thereof, upon the Company achieving certain milestones and/or benchmarks in accordance with the Company’s business plan.

(G)       Stock Incentive Program.

(a)       At the sole discretion of the Board of Directors of Data Storage Corporation, the Executive will be entitled earn Data Storage Corporation stock options (the “Options”) to acquire shares of common stock of Data Storage Corporation in accordance with a “Revenue Benchmark Program” (as defined below) and related vesting schedule as more fully described below pursuant to which the Options will be issued to Executive on a semi-annual basis for the first two (2) years of Executive’s employment upon the Company achieving certain milestones determined by the parties (the “Benchmarks”) in connection with the Revenue Benchmark Program. Benchmark bonus achievement can be adjusted: No incentive below 50% of Benchmarks and additional incentives for exceeding Benchmarks up to 150%. The Benchmarks to be achieved by the Company in connection with the issuances and vesting of the Options to Executive are more fully described below.

(b)       Revenue Benchmark Program. The Benchmarks to be achieved by the Company in connection with the issuances and vesting of the Options to Executive will be as follows:

Timeframe	Revenue	Stock Options
2H’17	$5,900
1H’18	$100,281
2H’18	$404,909
1H’19	$541,905

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(c)       The vesting of any unvested shares of common stock, preferred stock or shares underlying stock options held by Executive are subject to the terms and conditions of the Data Storage Corporation Stock Incentive Plan and this Agreement.

(d)       The Board of Directors of Data Storage Corporation will determine the Options amounts within 90 days of the Start Date of this agreement.

(H)       Other Benefits. The Executive shall be eligible to participate in such pension, life insurance, health insurance, disability insurance and other benefit plans, if any, which Data Storage Corporation may from time to time make available to similar-level employees. Data Storage Corporation will pay for Executive’s reasonable benefits during the initial 90 day waiting period.

(I) Vacation. Executive shall be entitled to four (4) weeks of paid vacation during each one-year period of his employment by the Company, which vacation time shall be taken at such time or times in each such one-year period so as not to materially and adversely interfere with the performance of his responsibilities under this Agreement. Data Storage Corporation does not commit to carry-over vacation days. Executive is entitled to reference the Data Storage Employee Handbook for additional information on benefits.

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